Exhibit 14
THE TOWN SPORTS INTERNATIONAL CODE OF ETHICS AND BUSINESS CONDUCT

      The Town Sports International (TSI) network of health and fitness clubs is the largest in the northeastern United States. In its 30 year history, the TSI network has grown to include more than 140 high quality health and fitness facilities in four major metropolitan areas operating under the New York Sports Clubs, Washington Sports Clubs, Boston Sports Clubs, and Philadelphia Sports Clubs brand names. There are also three clubs in Switzerland: the Forum and the Joggeli Fitness Clubs in Basel and the Luxor Club in Zurich. We have almost 8,000 employees serving more than 400,000 members.
      A person of any fitness level can meet all of their individual health and fitness needs at any TSI club. TSI is known by its customers and industry professionals alike as a place for serious fitness. All TSI clubs offer a wide range of exercise and fitness programs, with some facilities also offering racquet sports, swimming pools, basketball courts, and other recreational activities. Clubs are fully equipped with a wide variety of strength training equipment, cardiovascular machines, and other exercise equipment. Additional features include personal training, massage, fitness assessments, steam room and sauna, Sports Clubs for Kids, group exercise classes, and the 22 minute Xpressline.
      The company’s successful growth over the years is a result of many things, including its innovative fitness programs, well-trained staff, and continual facility improvement. First and foremost, Town Sport’s success has been achieved because of the dedication to quality and service of our employees, who place member satisfaction above all else. Members at TSI clubs are satisfied because they get results.

Bob Giardina CEO

CONTENTS

THE TOWN SPORTS INTERNATIONAL
CODE OF ETHICS AND BUSINESS CONDUCT	6
THE TSI CODE	7
EMPLOYMENT POLICIES
Equal Opportunity	8
Discrimination or Harassment	8
Health and Safety	8
Illegal Drugs and Alcohol	8
CONFLICTS OF INTEREST	9
Ownership or Financial Interest in other Businesses	10
Acceptance of Gifts, Entertainment, Loans or other Favors	11
GOVERNMENTAL AND POLITICAL ACTIVITIES
Prohibition against Bribery of
Government Officials	12
Political Contributions	12
Relationships with Governmental
Employees	13
INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION
Patents, Copyrights, and Trademarks	14
Sensitive, Proprietary or Confidential Information	14
BUSINESS PRACTICES
Use and Recording of Corporate Funds	15
Company Documents	15
Environmental Compliance	16
Compliance with Antitrust Laws
PUBLIC DISCLOSURE BY EXECUTIVE AND FINANCIAL OFFICERS	16
HELP AND INFORMATION	17
HELPFUL PHONE NUMBERS	17

THE TOWN SPORTS INTERNATIONAL CODE OF ETHICS AND BUSINESS CONDUCT
      Town Sports International requires you to act lawfully, honestly and ethically at all times. This Town Sports International Code of Ethics and Business Conduct (the “TSI Code”) is intended to inform you about the key policies and procedures of the Town Sports International group of companies (individually and collectively, “TSI” or the “Company”), and to help you conduct TSI’s businesses in a legally, honestly and ethically appropriate manner. The TSI Code is designed to ensure lawful, honest and ethical conduct on the part of the Company and its employees, agents, consultants, and contractors. Above all, we are relying on the integrity and good judgment of all TSI people. It is and has been the policy of TSI to be a good corporate citizen. We have a responsibility to obey applicable laws, including those covering the health and safety of our members and employees, antitrust laws, laws relating to the environment, and those governing the Company’s relationship with its people.
      We also have the responsibility to promote high standards by conducting our affairs in a clearly honest and ethical manner. It is both right and in the best interest of the Company to act in accordance with the highest ethical standards.
      The corporate policies that are set out here in the TSI Code should be understood and followed by everyone who acts on behalf of TSI. The full text of TSI’s corporate policies and procedures (the “TSI Policies”) is available, upon request, from the Legal Division in New York. It is also available on the TSI Intranet site under Employee Life. You are responsible for reviewing and understanding the TSI Code and the TSI Policies to the extent they are related to your activities. You can obtain advice concerning the TSI Code or the TSI Policies from your manager or the Legal Division. On doubtful questions, you must seek and receive advice in advance of taking action.
THE TSI CODE
      It is the Company’s policy to assure that all employees behave in an ethical, honest and lawful manner. Should unethical, dishonest or unlawful behavior occur, the Company must stop it as soon as reasonably possible after it is discovered and discipline not only those who engage in it, but also those who fail to exercise appropriate supervision and oversight or fail to report a violation. Failure to comply with the standards contained in the TSI Code and the TSI Policies can have severe consequences for both the individuals involved and the Company. Not only will TSI’s good name and trade and consumer relations be potentially damaged, but conduct that violates the TSI Code or the TSI Policies may also violate national and local laws, subjecting those involved and the Company to prosecution, fines, and even imprisonment. Also, any employee who violates the TSI Code or the TSI Policies will be acting outside the scope of his or her employment and will be subject to disciplinary action, up to and including termination.
      If you know of or reasonably believe that there is a violation of applicable laws, the TSI Code or the TSI Policies, you must report that information immediately to your manager or the Vice President and General Counsel, who has been designated as the Corporate Compliance Officer (“CCO”). The CCO has ultimate responsibility for overseeing compliance with all applicable laws, the TSI Code, the TSI Policies and all related Company policies and procedures.
      If you believe the manager to whom you have made the report has not taken appropriate action, you must contact the CCO. Investigations will be conducted by or under the supervision of the CCO. You or your manager should not conduct preliminary investigations unless authorized to do so by the CCO.
      Reports of a violation or possible violation may be made by telephone by calling 1-212-246-6700 or toll free in the U.S. at 1-866-ETHICSP (384 4277), by clicking on the Ethicspoint icon located under the Employee Life Section of the intranet or by logging on to www.ethicspoint.com. You may contact the CCO directly by telephone at 1-212-246-6700 x 357, in person or in writing. If made in writing, it should be sent to Corporate Compliance Officer, Town Sports International, Inc., 888 Seventh Avenue, New York, N.Y. 10106. Or you may contact the Chairman of the Company’s Audit Committee, Keith Alessi, at alessi1054@aol.com.

EMPLOYMENT POLICIES
      Equal Opportunity. TSI’s greatest strength is its people. The Company seeks to maintain its reputation as an outstanding employer and to ensure high levels of employee motivation and commitment. It is TSI’s policy to treat applicants and employees without regard to race, color, religion, sex, age, national origin, sexual preference, disability or veteran status.
      Each manager has direct responsibility for implementing this policy and communicating it to employees and others acting under his or her direction or control. All employees must follow and support this policy.
      Discrimination or Harassment. All people are to be treated with dignity and respect. TSI’s policy is to provide a work environment that is free from discrimination based on the racial, ethnic, religious, physical or sexual characteristics or sexual preference of another and verbal or physical harassment for any reason. This policy prohibits any discriminatory or harassing conduct which is made a condition of employment, is used as a basis for employment decisions, or has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive working environment. TSI may be held responsible for conduct that might be considered harassment or discrimination toward employees by managers, supervisors, or other employees, and sometimes even non-employees, when the Company knows or should have known of the conduct and fails to take appropriate corrective action. Employees who engage in acts of harassment or discrimination are subject to discipline, which may include termination of employment. Managers are responsible for ensuring that their people follow this policy.
      Health and Safety. TSI is committed to providing a safe work environment. Employees and others working on behalf of the Company have a responsibility to learn the safety procedures applicable to their jobs and to follow them. You should observe posted warnings and regulations and report immediately to your manager any injury sustained on the job or any health or safety concern you may have.
      Illegal Drugs and Alcohol. Substance abuse poses serious health and safety risks not only to the abuser, but to all those who work with him or her. It also affects job performance. TSI is dedicated to pursuing an environment free of substance abuse to protect the health and well being of employees and to better the Company’s business. TSI has guidelines that are compassionate but firm. While they are designed primarily to end the substance abuse and not punish the abuser, the use of illegal drugs and alcohol on Company premises is prohibited. The Company reserves the right to test employees for substance abuse where such testing is permitted.
CONFLICTS OF INTEREST
      Ownership or Financial Interest in Other Businesses. TSI respects the rights of its employees to manage their affairs and investments and does not wish to infringe on their personal lives. At the same time, employees should avoid situations that present a potential conflict between their interests and those of the Company. Your duty to TSI comes first and any outside employment, investments or activities must be secondary and must not interfere with your independent exercise of sound judgment or with the conscientious performance of your job. You may not hold another job unless it does not interfere with the full performance of your TSI responsibilities.
      Even with the best intentions, the appearance of a conflict can be as damaging as an actual conflict, and employees should avoid any activities that create even the appearance of a conflict of interest. A good general rule is to avoid any action or association that would be embarrassing to you or the Company if it were disclosed to the public.
      While we cannot list every circumstance that violates this policy, there are obvious situations which most certainly can result in a conflict of interest: having an undisclosed, substantial financial interest in a supplier, competitor or customer; having an undisclosed interest in a transaction in which it is known that the Company is, or may be, interested; taking advantage of other corporate opportunities for your personal benefit in a manner which harms the company; receiving undisclosed fees, commissions or other compensation from a supplier, competitor or customer of the Company; or having an outside business or other interests that have a negative impact on your motivation or performance. Any of these acts by a member of your family — especially a close relative such as a brother or sister, husband or wife, child, parent, grandparent or uncle or aunt — can also present a conflict of interest. Before taking any action and to avoid potentially damaging effects both on you and the Company, you must make prompt disclosure to your manager or the CCO of any fact or circumstance that may involve a conflict of interest. This disclosure can assist in resolving honest doubts as to the whether a particular activity is permissible.
      While employees are encouraged to participate in civic, charitable or professional activities, those activities must not interfere with job duties. An employee must not use the Company’s name in connection with an outside activity or entity without first obtaining the approval of the Company’s Executive Committee member responsible for the employee.
      Acceptance of Gifts, Entertainment, Loans or Other Favors. The receipt of gifts and entertainment by an employee or a family member may present potential conflicts of interest. Employees should never accept gifts, services, travel or entertainment where it may reasonably appear that their judgment in the performance of their duties is affected or where the appearance of impropriety is created.
      Employees should not seek any gift or entertainment from any supplier or contractor who is currently dealing with the Company or who may do so in the future. Also, TSI prohibits the acceptance or receipt of any gratuity or entertainment from any current or potential contractor, supplier or customer which has a value of more than $100, or, if worth more than $100, is of a type which goes beyond common courtesies consistent with ethical business practices. Cash gifts are never permitted. Moreover, gifts are permitted only if they are not made or received on a regular or frequent basis.
      As discussed more fully below, you may not give gifts to government officials. TSI employees or those acting on the Company’s behalf may, however, provide meals to others as part of the conduct of business as long as they do not violate the standards of the recipient’s organization and if the value does not exceed $100. You should not provide a meal if it might reasonably appear that you are trying to influence the recipient’s judgment or actions in the performance of his or her duties or where the appearance of impropriety is created.
GOVERNMENTAL AND POLITICAL ACTIVITIES
      Prohibition Against Bribery of Government Officials. Regardless of where they are located or where they act, TSI employees must comply with the U.S. Foreign Corrupt Practices Act, which prohibits the making or offering of any payment or anything of value to any foreign official to improperly influence any governmental act or decision or to assist the Company in obtaining or retaining business. No TSI employee anywhere in the world may make a bribe, payment or gift to any government official, whether or not there is an attempt to influence. The Company may make a payment to a governmental official or employee outside the United States only if:

•	it is made for a legitimate business purpose and not to obtain benefits not permitted by local law or to escape obligations imposed by local laws;

•	it is modest in amount and made in accordance with prevailing local law and customs;

•	its public disclosure would not embarrass or otherwise harm the Company; and

•	the payment is authorized by the Company’s Executive Committee or by the Board of Directors of the subsidiary or affiliate making the payment.
      Political Contributions. United States federal law and TSI policy prohibit the use of Company funds, services or facilities on behalf of any political party or candidate. TSI will not, either directly or indirectly, make any contribution or payment to or for the benefit of any political party or candidate for any office in any jurisdiction in the United States. The Company will not reimburse political contributions or payments made by TSI employees or representatives. Any exception to this policy must have the prior express approval of the Company’s Executive Committee after consultation with the Legal Division.

      Relationships with Governmental Employees. United States laws forbid the giving of anything of value to or for the benefit of any government official because of any official act performed or to be performed or to influence any official act. The law may even bar providing governmental employees amenities such as complimentary tickets or a meal, even one of nominal value (the equivalent of $10 or less). No TSI employee, or anyone acting either directly or indirectly for or on behalf of the Company, shall give any money or provide any gift or meal which has more than a nominal value, to or for the benefit of any governmental official or employee, whether at the national or local level. If it is appropriate under the circumstances, you are permitted to give advertising or promotional items of a nominal value such as pens with the Company logo or provide modest refreshments on an occasional basis in connection with business activities.
INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION
      Patents, Copyrights, and Trademarks. TSI’s intellectual property includes its patents, copyrights, trademarks, scientific and technical knowledge, know-how, and the experience developed in the course of its activities. It is essential, if TSI is to maintain its competitive edge, that the Company protect its intellectual property. Employees who become aware of any unauthorized use or infringement of the Company’s intellectual property must immediately notify the CCO or the Company’s Legal Division.
      Sensitive, Proprietary or Confidential Information. Much of the information that the Company develops in research, fitness, marketing, sales, legal, development, finance, and other areas is proprietary in nature and its protection is essential to TSI’s continued success. This confidential information may include any formula, method, process, trade secret, design, device or compilation of information. Its loss through inadvertent or improper disclosure could be harmful to the Company and it must be protected by all Company personnel, should not be disclosed to outsiders, and access to it should be limited to those with a need to know.
      Furthermore, since the Company is an issuer of publicly held securities, you should never release material nonpublic information about the Company. You may also not trade in Company securities based upon material information which you know but which has not been fully disclosed to the public.
      In protecting Company information, you should be especially mindful when using unsecure media such as telephone, fax, electronic mail, and other electronic means of storing and transmitting information. For example, the Internet or public fax machines such as at a hotel desk may not be secure. Also, you should be aware of the potential for eavesdropping on conversations conducted on speakerphones, cellular telephones, and telephones located in taxicabs, airplanes, and trains. You should also not discuss such information in elevators, hallways, restaurants, airplanes, taxicabs or any other place where conversations can be overheard. You should be careful when reading confidential documents in public places and should not discard them where they can be retrieved by others.
      Outside requests for any Company information should only be handled by authorized persons (for example, the Corporate Communications Department). The Legal Division should be consulted whenever there is a question concerning the disclosure of information.
      Employees, former employees, consultants, and suppliers must not use TSI’s sensitive, confidential or proprietary information for their own benefit or advantage. For example, it is prohibited to purchase the stock of a publicly held company based upon confidential information that you gained as a result of your working on a potential acquisition by TSI.
BUSINESS PRACTICES
      Use and Recording of Corporate Funds. Company business records must always be prepared accurately and conscientiously. They must reflect all transactions of the Company and all other events that are the subject of a specific regulatory record-keeping requirement. All transactions must be executed in accordance with the Company’s general or specific authorization and comply with generally accepted accounting principles.

      You may not use Company funds or assets for any unlawful purpose. In keeping with this policy, no TSI employee or anyone acting directly or indirectly on behalf of the Company may (1) establish or maintain any unrecorded fund or asset, (2) make false or artificial entries on the books and records of the Company or (3) approve or make any payment with the intention or understanding that all or part of the payment is to be used for a purpose other than that described by the documents supporting the statement. If you have information or knowledge about any hidden fund or asset, any false or artificial entry in the books and records of the Company or any inappropriate payment, you must immediately report the matter to the CCO.
      Company Documents. Company documents include, for example, books, files, records, memoranda, e-mails, letters, computer discs, tapes, CD’s, and other means of electronic storage, photographs, slides, transparencies, drafts, and voicemails. All Company documents must be retained and discarded in accordance with the Company’s document retention policy that is available from the Legal Division. If you have any doubt as to whether a particular document should be retained, you should consult with the Legal Division before destroying it. Furthermore, you must not make inappropriate modifications to Company documents that alter or destroy information or the integrity of the document.
      Environmental Compliance. TSI is committed to full compliance with all environmental statutes and regulations applicable to our business. All people functioning in a capacity involved with air emissions, water discharges, solid waste or hazardous or toxic materials must be familiar with and comply with all applicable laws and regulations and must promptly report to management any unpermitted spills, discharges or releases, or conditions likely to lead to them, so that remedial action may be taken.
      Compliance with Antitrust Laws. It is TSI’s policy to compete fairly and legitimately and to comply with the applicable antitrust and trade regulation laws. These laws may prohibit agreements and practices in restraint of trade such as price fixing, boycotting suppliers or customers, predatory pricing intended to run a competitor out of business, unfair competition, and attempts to monopolize. The purpose of these laws is to promote vigorous, free, and open competition in the marketplace and violations may result in severe penalties for the Company and individual employees, including substantial fines and even prison sentences. In order to comply with the U.S. antitrust laws, TSI employees may not (1) discuss pricing or related matters with competitors, (2) agree with competitors to divide or allocate customers, markets or territories, (3) agree with anyone not to deal with another company or (4) force a customer to buy one product in order to get another product. Employees should consult with the Legal Division prior to having any contacts with competitors not previously approved by the Legal Division and before engaging in any activities like those described above.
      Public Disclosure by Executive and Financial Officers. TSI’s Chief Executive Officer, principal financial officer, principal accounting officer and controller, and all other persons performing similar functions, shall cause TSI to make full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.
HELP AND INFORMATION
      You are encouraged to seek advice about any issues raised by the TSI Code or the TSI Policies from your manager, the Legal Division or the CCO. When you contact them with a question or concern, you will be treated with dignity and respect and the confidentiality of your communication will be protected to the greatest extent possible. There is never a penalty for asking a question or making a good faith report about a possible violation of the law and the policies set forth in the TSI Code or the TSI Policies. If anyone in authority tries to stop you, he or she will be subject to disciplinary action, up to and including dismissal. Making a knowingly false report, however, will also subject you to discipline. All of us have the obligation and duty to follow the law, the TSI Code and the TSI Policies, and in so doing, we will enable TSI to continue to achieve growth and success.

HELPFUL CONTACTS

TSI Code Hotline	1-866-ETHICSP(384-4277)
Ethicspoint	www.ethicspoint.com
TSI	1-212-246-6700
Corporate Compliance Officer	1-212-246-6700, x 357
Legal Division:
New York	1-212-246-6700, x 357
Audit Committee Chairman
Keith Alessi	alessi1054@aol.com